Exhibit 3.20

STATE OF DELAWARE

LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION

First: The name of the limited liability company is
Radio One Cable Holdings, LLC

Second: The address of its registered office in the State of Delaware is

2711 Centerville Road, Suite 400 in the City of Wilmington

Zip code 19808                 The name of its Registered agent at such address is Corporation Service Company

Third:

(Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate Formation this 7th day of October    , 2013.